Exhibit 99.1

FOR IMMEDIATE RELEASE	NEW YORK, NY (May 10, 2006)

INTERPUBLIC ANNOUNCES FIRST QUARTER RESULTS

Summary:

•	Revenue
First quarter 2006 revenue of $1.33 billion, essentially flat compared to the same period a year ago.

Organic revenue increase of 4.8% compared to the first quarter of 2005, with approximately half of the increase due to the timing of revenue recognition and the remainder attributable primarily to increased spending by existing clients.

•	Operating and Net Results
First quarter operating loss of $159.8 million, compared to an operating loss of $169.1 million during the same period in 2005.

Net loss of $182.1 million, or ($0.43) per diluted share in the current quarter, compared to a net loss of $151.4 million, or ($0.36) per diluted share a year ago.

“We are pleased with the organic revenue growth in the quarter and with our agencies’ new business performance to date this year. We must build on top line momentum, as well as focus on addressing costs,” said Michael I. Roth, Chairman and CEO of Interpublic. “We have previously disclosed that the bar on organic revenue will be high for the next two quarters due to clients lost in 2005. We therefore continue to believe that achieving organic revenue growth for 2006 will be challenging. By making progress on delivering margin improvement for the balance of this year, we can demonstrate that our turnaround is taking hold.”

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

First Quarter 2006 Operating Results

Revenue

Revenue of $1.33 billion in the quarter was essentially unchanged compared with the year-ago period. During the quarter, the effect of foreign currency translation was negative 2.0%, the impact of net divestitures was negative 2.9% and the resulting organic increase in revenue was 4.8%. Of this organic increase, approximately 2.6% was due to the timing of revenue recognition and the remaining 2.2% was attributable primarily to higher spending from existing clients. Organic revenue increase at the company’s IAN segment was 4.6%; within the CMG segment, the organic revenue increase was 5.7%.

Compared to the first quarter of 2005, reported revenue in the United States increased 5.1%. Net divestitures had a negative impact of 2.0% and the resulting organic growth in revenue was 7.1%. Domestic organic revenue growth was 6.0% at IAN and 12.4% at CMG.

Non-U.S. reported revenue decreased 6.5% in the first quarter of 2006 compared to 2005. Currency effect was negative 4.4%, the impact of net divestitures was negative 4.0% and the resulting organic increase in revenue was 1.9%. Organic revenue increase outside of the United States at IAN was 2.9%, while organic revenue decrease at CMG was 3.6%, primarily due to a large project business at its Jack Morton unit in the first quarter of 2005 that does not recur on an annual basis. Overall, organic revenue growth was strong in the Latin America and Asia Pacific regions, slightly up in continental Europe and down in the United Kingdom.

Operating Expenses

During the first quarter, salary and related expense was $950.7 million, a decrease of 2.5% compared to the same period in 2005. Adjusted for currency and the net effect of acquisitions/divestitures, salary and related expenses increased 1.7%. This

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

increase reflects higher salaries and temporary personnel costs at certain units to support revenue gains and the global hiring of finance staff to address weaknesses in the accounting and control environment.

Compared to the same period in 2005, first quarter 2006 office and general expense increased 1.2% to $535.7 million. Adjusted for currency and the net effect of acquisitions/divestitures, office and general expenses increased 7.1%, reflecting a significant increase in professional fees related primarily to the year-end closing process. Professional fees in the first quarter of 2006 totaled $90.7 million, compared to $75.1 million for the same period in 2005. The rise in professional fees is due in part to costs associated with the completion of our annual audit that was delayed by our prospective restatement in the same period in 2005. For the full year 2006, the company expects a significant decline in professional fees from the high levels in 2005.

The increase in office and general expense was also due to higher client pass-through expenses and higher depreciation and amortization expense, primarily related to information technology initiatives.

As previously indicated, the company remains committed to addressing these cost issues for the balance of the year.

Non-Operating and Tax

Benefit of income taxes in the first quarter of 2006 was $8.8 million, compared to a benefit of income taxes of $40.6 million in the same period of 2005. The company’s tax rate in both periods was adversely affected by losses incurred in non-U.S. jurisdictions with tax benefits at rates lower than U.S. statutory rates or no tax benefit to the company.

Balance Sheet

At March 31, 2006, cash, cash equivalents and marketable securities totaled $1.63 billion, compared to $1.55 billion at the same point in 2005, but down from a level of $2.19 billion at

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

the end of 2005. At the end of the first quarter, total debt was $2.2 billion, the same level as at December 31, 2005.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draft, Foote Cone & Belding Worldwide, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Carmichael Lynch, Deutsch, Hill Holliday, Mullen and The Martin Agency.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	potential adverse effects to our financial condition, results of operations or prospects as a result of our restatements of financial statements;
•	our ability to satisfy covenants under our credit facilities;
•	our ability to satisfy certain reporting covenants under our indentures;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize additional impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

FIRST QUARTER REPORT 2006 AND 2005 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Three Months Ended March 31,
			Fav.
	2006	2005	(Unfav.)
		Restated	% Variance

Revenue:
United States	$775.4	$738.1	5.1
International	551.6	590.1	(6.5)

Total Revenue	1,327.0	1,328.2	(0.1)

Operating (Income) Expenses:
Salaries and Related Expenses	950.7	975.1	2.5
Office and General Expenses	535.7	529.1	(1.2)
Restructuring Charges (Reversals)	0.4	(6.9)	N/A

Total Operating Expenses	1,486.8	1,497.3	0.7

Operating Loss	(159.8)	(169.1)	5.5

Expenses and Other Income:
Interest Expense	(46.1)	(46.9)
Interest Income	25.9	14.9
Other Income	0.8	14.7

Total Expenses and Other Income	(19.4)	(17.3)

Loss before Benefit of Income Taxes	(179.2)	(186.4)
Benefit of Income Taxes	(8.8)	(40.6)

Loss of Consolidated Companies	(170.4)	(145.8)
(Income) Loss Applicable to Minority Interests (net of tax)	0.2	(1.2)
Equity in Net Income of Unconsolidated Affiliates (net of tax)	--	0.6

Net Loss	(170.2)	(146.4)
Dividends on Preferred Stock	11.9	5.0

Net Loss Applicable to Common Stockholders	$(182.1)	$(151.4)

Loss Per Share of Common Stock
Basic and Diluted:	$(.43) $	$(.36)

Weighted Average Shares
Basic and Diluted	426.0	423.8

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax